Exhibit 99.1

CONTACTS
Chris Doll (Investor Relations)	May 27, 2020
Christopher.Doll@53.com | 513-534-2345
Ed Loyd (Media Relations)
Edgar.Loyd@53.com | 513-534-6397

Fifth Third Bancorp Announces Redemption of Senior Notes due

July 27, 2020

CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that it has submitted a redemption notice to the trustee for redemption of all of the outstanding 2.875% fixed rate senior notes due July 27, 2020 (CUSIP 316773CT5) issued in the principal amount of $1.1 billion. The notes will be redeemed on June 27, 2020, pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. The redemption price will become due and payable on the first business day after the redemption date (with the same force and effect as if made on the redemption date).

About Fifth Third Bancorp

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of March 31, 2020, the Company had $185 billion in assets and operates 1,123 full-service Banking Centers, and 2,464 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2020, had $374 billion in assets under care, of which it managed $42 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”